EXHIBIT 99.1

Investor Relations (303) 691-4350 Investor@aimco.com Jennifer Martin Vice President — Investor Relations (303) 691-4440

APARTMENT INVESTMENT AND MANAGEMENT COMPANY TO PARTICIPATE IN
THE 2005 NAREIT INSTITUTIONAL INVESTORS FORUM

DENVER, COLORADO, June 3, 2005

Apartment Investment and Management Company (“Aimco”) (NYSE:AIV) announced today that Chief Financial Officer Paul McAuliffe will present at the NAREIT Institutional Investor Forum on Wednesday, June 8, 2005, from 2:25 p.m. to 3:00 p.m.

The presentation format is a group discussion that will be Webcast live on Aimco’s Website at the following address: http://www.aimco.com/about/financial/NAREIT_06_2005.asp. Replay of the Webcast will be available for 60 days following the event. Aimco’s NAREIT discussion booklet will also be available at this link.

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities through 22 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,475 properties, including approximately 260,000 apartment units, and serves approximately one million residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.